NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2013 Results

_______________________________________

Operating EPS of $1.34 up 6% drives ROE of 13%

Book Value per Share, excluding AOCI, of $44.37 up 11%

Enters into $4 billion Variable Annuity Living Benefit Reinsurance Agreement

Radnor, PA, October 30, 2013 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the third quarter of 2013 of $337 million, or $1.23 per diluted share, compared to net income in the third quarter of 2012 of $428 million, or $1.51 per diluted share. Net income in the prior-year quarter included $0.34 per diluted share of additional unlocking benefit compared to the current quarter.  Third quarter income from operations was $367 million, or $1.34 per diluted share, compared to $362 million, or $1.27 per diluted share, in the third quarter of 2012.

“Lincoln delivered another quarter of strong earnings growth driven by strong sales, positive net flows and favorable equity markets,” said Dennis R. Glass, president and CEO of Lincoln Financial Group.  “Long-term ROE development is being helped by the sales growth of re-priced products, the change in new business mix to higher return products and significant share repurchase activity.  The ability to sell more product at higher prices demonstrates the capacity of our franchise to build long-term value.  In addition, our new $4 billion variable annuity living benefit reinsurance agreement is evidence of our industry leading innovation and commitment to product risk diversification.”

	As of or For the		As of or For the
	Quarter Ended		Nine Months Ended
(millions of dollars except per share data)	2013	2012	2013	2012
Net Income (Loss)	$337	$428	$893	$992
Net Income (Loss) Per Diluted Share	1.23	1.51	3.24	3.42
Revenues	3,009	2,954	8,847	8,562
Income (Loss) from Operations	367	362	1,002	974
Income (Loss) from Operations Per Diluted Share	1.34	1.27	3.63	3.36
Average Diluted Shares	273.7	284.7	276.0	289.8
ROE (Income from Operations)	12.7%	13.4%	11.8%	12.2%
ROE (Net Income)	11.7%	15.8%	10.5%	12.5%
Book Value per Share, Including AOCI	$50.62	$54.94	$50.62	$54.94
Book Value per Share, Excluding AOCI	44.37	39.86	44.37	39.86

Operating Highlights – Third Quarter 2013 vs. Third Quarter 2012

•	Consolidated account balances of $197 billion up 13%
•	Consolidated net flows of $2.3 billion up 76%
•	Operating revenues of $3.1 billion up 6%
•	Annuities total deposits of $3.6 billion up 36%
•	Retirement Plan Services total deposits of $1.9 billion up 8%
•	Life Insurance sales of $163 million up 46%
•	Group Protection sales of $107 million up 10%

The quarter included net favorable items of approximately $0.10, including $0.05 associated with the Company’s annual review of DAC assumptions.

Third Quarter 2013 – Segment Results

Annuities

The Annuities segment reported income from operations of $198 million in the quarter, up 42% from $139 million in the prior-year quarter.  Gross annuity deposits in the third quarter of $3.6 billion drove net flows of $1.2 billion and a 15% increase in account values to $109 billion.  Positive net flows and strong equity market performance contributed to the earnings growth.

Variable annuity deposits were $3.4 billion, up 56% from the prior-year quarter and down 13% from the second quarter of 2013. The sequential decrease in sales is a result of pricing and wholesaler compensation changes and reflects management’s actions to limit the growth of sales of products that include long-term guarantees. As a result, variable annuity deposits without a guaranteed living benefit rider increased 20% from second quarter 2013 while deposits with a living benefit rider decreased 16% in the same period.

In October, the company entered into a reinsurance treaty covering new sales of its flagship variable annuity guaranteed living benefit product. Under the terms of the treaty, the reinsurer will provide 50% coinsurance on up to a total of $8 billion of new living benefit guarantee sales occurring through December 31, 2014. The company will retain 100% of the product cash flows excluding the living benefit guarantee.

The quarter included net favorable items of $4 million related primarily to taxes.

Retirement Plan Services

Retirement Plan Services reported income from operations of $33 million compared to $29 million in the prior-year quarter.

Total deposits of $1.9 billion, up 8% versus the prior-year quarter, benefitted from strong sales in the Mid-Large market.  Total net flows in the quarter were $219 million as compared to $232 million in the prior-year quarter.  Both strong equity markets’ performance and effective retention efforts drove a 14% increase in account balances to $49 billion.

Life Insurance

Life Insurance income from operations was $140 million compared to $152 million in the prior-year quarter.

Life insurance sales of $163 million increased 46% over the prior-year quarter as the company’s shift away from longer duration guarantees continued with increasing sales of higher return, less interest rate sensitive products.  Sales of those products, which include variable universal life, indexed universal life, flexible premium MoneyGuard® and term life insurance products, increased by 124% over the prior-year quarter.  Sales of guaranteed universal life accounted for just 19% of third quarter sales.

Life insurance in-force of $608 billion grew 4% and average account values of $39 billion increased 7% over the prior-year quarter.

The quarter included net favorable items of approximately $15 million related primarily to DAC unlocking. The prior-year quarter included $17 million of net positive items.

Group Protection

For the third quarter, Group Protection income from operations was $23 million compared to $16 million in the prior-year period. The non-medical loss ratio was 73.4% compared to 75.7% in the prior-year quarter and within the company’s targeted range.

Group Protection sales of $107 million for the quarter increased 10% from the same period last year.   Non-medical net earned premiums were $494 million in the third quarter, up 10% over the year-ago period.

The quarter included net favorable items of approximately $3 million.

Other Operations

Other Operations reported a loss from operations of $27 million in the quarter versus a gain of $26 million in the prior-year quarter.

The quarter included net favorable items of approximately $6 million related primarily to expenses. The prior-year quarter included net favorable items of approximately $58 million due to tax-related adjustments and partially offset by elevated expenses.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $7 million as compared to a $3 million net gain in the prior-year quarter.
•	A $16 million variable annuity net derivatives loss, including positive hedge program performance of $6 million and a $22 million loss associated with the non-performance risk component.

Unrealized Gains and Losses

The company reported a net unrealized gain of $4.3 billion, pre-tax, on its available-for-sale securities at September 30, 2013. This compares to a net unrealized gain of $9.4 billion at September 30, 2012.

Capital

During the quarter, the company repurchased 2.3 million shares of stock at a cost of $100 million. Year-to-date, the company has repurchased 10.0 million shares at a cost of $350 million. The quarter’s average diluted share count of 273.7 million shares was down 4% from the third quarter of 2012, the result of repurchasing 13.8 million shares of stock since September 30, 2012.

Book Value

As of September 30, 2013, book value per share, including accumulated other comprehensive income (“AOCI”), of $50.62 decreased 8% from a year ago. Book value per share, excluding AOCI, of $44.37 increased 11% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. (ET) on Thursday, October 31, 2013.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:	(877) 776-4049 (Domestic)
(914) 495-8602 (International)
- Ask for the Lincoln National Conference Call.

The company will also post its third quarter 2013 statistical supplement on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $197 billion as of September 30, 2013. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; employer-sponsored retirement plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Michael Arcaro
	(484) 583-1420	(484) 583-1799
	Investor Relations	Media Relations
	Investorrelations@LFG.com	michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity

Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(millions of dollars, except per share data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total Revenues	$3,009	$2,954	$8,847	$8,562
Less:
Excluded realized gain (loss)	(65)	39	(208)	(55)
Amortization of DFEL on benefit ratio unlocking	-	-	1	-
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	2	3
Total Operating Revenues	$3,073	$2,914	$9,052	$8,614

Net Income (Loss)	337	428	893	992
Less (1):
Excluded realized gain (loss)	(43)	25	(135)	(35)
Benefit ratio unlocking	13	10	25	24
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	1	1	1
Impairment of intangibles	-	2	-	1
Income (loss) from discontinued operations	-	28	-	27
Income (Loss) from Operations	$367	$362	$1,002	$974

Earnings (Loss) Per Common Share (Diluted)
Income (loss) from operations	$1.34	$1.27	$3.63	$3.36
Net income (loss)	1.23	1.51	3.24	3.42

Average Stockholders' Equity
Average equity, including average AOCI	$13,298	$14,580	$14,102	$13,756
Average AOCI	1,766	3,764	2,733	3,138
Average equity, excluding AOCI	11,532	10,816	11,369	10,618
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$9,259	$8,543	$9,096	$8,345

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	11.7%	15.8%	10.5%	12.5%
Income (loss) from operations with average equity
including goodwill	12.7%	13.4%	11.8%	12.2%
Income (loss) from operations with average equity
excluding goodwill	15.8%	16.9%	14.7%	15.6%

(1) We use our federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2013 and 2012 is set forth below.

	As of September 30,
	2013	2012
Book value per share, including AOCI	$50.62	$54.94
Per share impact of AOCI	6.25	15.08
Book value per share, excluding AOCI	44.37	39.86

Lincoln National Corporation
Digest of Earnings

(millions of dollars, except per share data)
	For the Three Months Ended
	September 30,
	2013	2012

Revenues	$3,009	$2,954

Net Income (Loss)	$337	$428

Earnings (Loss) Per Common Share - Basic	$1.28	$1.54
Earnings (Loss) Per Common Share - Diluted (1)	1.23	1.51

Average Shares - Basic	263,546,308	277,883,878
Average Shares - Diluted	273,694,008	284,650,212

	For the Nine Months Ended
	September 30,
	2013	2012

Revenues	$8,847	$8,562

Net Income (Loss)	$893	$992

Earnings (Loss) Per Common Share - Basic	$3.35	$3.51
Earnings (Loss) Per Common Share - Diluted	3.24	3.42

Average Shares - Basic	266,701,799	282,989,766
Average Shares - Diluted	275,956,319	289,758,774

(1) In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

Forward Looking Statements — Cautionary Language

Certain statements made in this presentation and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions, including another shut down of the U.S. federal government and/or failure to reach agreement on the U.S. federal government’s debt ceiling, could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding Company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantee universal life and annuities; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•	Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems;
•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.